Exhibit 99.1

Proofpoint Announces Third Quarter 2014 Financial Results

•                        Record total revenue of $50.3 million, up 46% year-over-year

•                        Record billings of $62.1 million, up 50% year-over-year

•                        Generated positive adjusted EBITDA for the second consecutive quarter

•                        GAAP EPS loss of $0.46; Non-GAAP EPS loss of $0.11

•                        Generated operating cash flow of $8.7 million and free cash flow of $4.3 million

•                        Increasing FY 2014 revenue and billings guidance

SUNNYVALE, Calif., — October 23, 2014 — Proofpoint, Inc. (NASDAQ: PFPT), a leading security-as-a-service provider, today announced financial results for the third quarter ended September 30, 2014.

“Our record third quarter revenue and billings were driven by the ongoing strength with our advanced threat protection solutions, favorable competitive dynamics, as well as robust add-on and renewal activity,” stated Gary Steele, chief executive officer of Proofpoint.  “Looking forward, we are well positioned to maintain the momentum and grow market share globally due to our commitment to invest in product development and our global sales infrastructure, as well as our ability to enhance the company’s next generation, cloud-based platform through recent acquisitions.”

Third Quarter 2014 Financial Highlights

•                  Revenue: Total revenue for the third quarter of 2014 was $50.3 million, an increase of 46% compared to $34.5 million in the prior-year period.  Within total revenue, subscription revenue was $48.5 million, an increase of 45% on a year-over-year basis.  Hardware and services revenue contributed the remaining $1.8 million of total revenue.

•                  Billings: Total billings were $62.1 million for the third quarter of 2014, an increase of 50% compared to $41.4 million in the third quarter of 2013.  The company defines billings, a non-GAAP financial measure, as revenue recognized during the period plus the change in deferred revenue from the beginning to the end of the period.

•                  Gross Profit: GAAP gross profit for the third quarter was $33.0 million compared to $24.2 million for the third quarter of 2013.  Non-GAAP gross profit for the quarter was $35.0 million compared to $25.0 million in the year ago period.  Non-GAAP gross margin was 70% for the third quarter of 2014, compared to 72% for the same period last year.

•                  Operating Loss: GAAP operating loss for the third quarter was $13.2 million compared to a loss of $7.3 million during the third quarter last year.  Non-GAAP operating loss for the third quarter of 2014 was $2.2 million compared to a loss of $2.4 million same period last year.

•                  Net Loss: GAAP net loss for the third quarter was $17.3 million or $0.46 per share based on 37.6 million weighted average shares outstanding.  This compares to a GAAP net loss of $7.2 million or $0.20 per share based on 35.4 million weighted average shares outstanding in the prior-year period.

Non-GAAP net loss for the third quarter of 2014 was $4.2 million or $0.11 per share based on 37.6 million weighted average shares outstanding.  This compares to a loss of $2.3 million or $0.07 per share based on 35.4 million weighted average shares outstanding during the same period last year.

•                  Adjusted EBITDA: Adjusted EBITDA for the third quarter of 2014 was a positive $0.3 million compared to negative $0.9 million for the third quarter of 2013.

•                  Cash and Cash Flow: As of September 30, 2014, Proofpoint had cash, cash equivalents and short term investments of $232.8 million, an increase of $6.0 million from the end of the prior quarter primarily due to the generation of free cash flow during the quarter.

The company generated $8.7 million in net cash from operations for the third quarter of 2014 compared to generating $6.8 million during the third quarter of 2013. The company generated $4.3 million in free cash flow consistent with the same period last year.

A reconciliation of GAAP to non-GAAP financial measures has been provided in the financial tables included in this press release.  An explanation of these measures and how they are calculated are also included below under the heading “Non-GAAP Financial Measures.”

Third Quarter and Recent Business Highlights:

•                  Announced entering into a definitive agreement to acquire Nexgate, a pioneer in security and compliance solutions for social media communication channels.

•                  Announced the availability of the Proofpoint Security and Compliance Suite for Office 365 — providing essential advanced threat protection, global regulatory compliance, and comprehensive eDiscovery capabilities for organizations migrating to Microsoft® Office 365™.

“We were very pleased with our strong execution during the third quarter, particularly our ability to report positive adjusted EBITDA for the second consecutive quarter,” stated Paul Auvil, chief financial officer of Proofpoint.  “Proofpoint remains in position to gain market share globally due to our strong balance sheet and ability to generate cash from operations.”

Financial Outlook

As of October 23, 2014 Proofpoint is providing guidance for its fourth quarter and full year 2014 as follows:

•                  Fourth Quarter 2014 Guidance: Total revenue is expected to be in the range of $52.0 million to $53.0 million.  Billings are expected to be in the range of $63.0 million to $64.0 million.  Adjusted EBITDA loss is expected to be in the range of $1.0 million to $0.5 million.  Non-GAAP EPS loss is expected to be in the range of $0.12 to $0.10 based on approximately 38.2 million weighted average shares outstanding.

•                  Full Year 2014 Guidance: Total revenue is expected to be in the range of $191.4 million to $192.4 million.  Billings is expected to be in the range of $221.8 million to $222.8 million.  Adjusted EBITDA loss is expected to be in the range of $2.0 million to $1.5 million.  Non-GAAP EPS loss is expected to be in the range of $0.43 to $0.41 based on approximately 37.4 million weighted average shares outstanding.  Free cash flow, defined as operating cash flow less capital expenditures, is expected to be in the range of breakeven to positive $5.0 million, which assumes capital expenditures of $16.0 million to $18.0 million for the full year.

Quarterly Conference Call

Proofpoint will host a conference call today at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time) to review the company’s financial results for the third quarter ended September 30, 2014.  To access this call, dial 800-776-9057 for the U.S. and Canada or 913-312-0672 for international callers with conference ID #1525915.  A live webcast of the conference call will be accessible from the Investors section of Proofpoint’s website at investors.proofpoint.com, and a recording will be archived and accessible at investors.proofpoint.com.  An audio replay of this conference call will also be available through November 6, 2014, by dialing 877-870-5176 for the U.S. and Canada or 858-384-5517 for international callers and entering passcode #1525915.

About Proofpoint, Inc.

Proofpoint, Inc. (NASDAQ:PFPT) is a leading security-as-a-service provider that focuses on cloud-based solutions for threat protection, compliance, archiving & governance, and secure communications. Organizations around the world depend on Proofpoint’s expertise, patented technologies, and on-demand delivery system to protect against phishing, malware and spam, safeguard privacy, encrypt sensitive information, and archive and govern messages and critical enterprise information. More information is available at www.proofpoint.com.

Proofpoint is a trademark or registered trademark of Proofpoint, Inc. in the U.S. and other countries. All other trademarks contained herein are the property of their respective owners.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements regarding momentum in the company’s business, market position, future growth, market share and future financial results. It is possible that future circumstances might differ from the assumptions on which such statements are based. Important factors that could cause results to differ materially from the statements herein include: risks may inhibit our drive to expand our business and global market share; failure to maintain or increase renewals and increased business from existing customers and failure to generate increased business through existing or new channel partner relationships; uncertainties related to continued success in sales growth and market share gains; failure to convert sales opportunities into definitive customer agreements; risks associated with successful implementation of multiple integrated software products and other product functionality; competition, particularly from larger companies with more resources than Proofpoint; risks related to new target markets, new product introductions and innovation; the ability to attract and retain key personnel; changes in strategy; risks associated with management of growth; lengthy sales and implementation cycles, particularly in larger organizations; the time it takes new sales personnel to become fully productive; unforeseen delays in developing new technologies and the uncertain market acceptance of new products or features; technological changes that make Proofpoint’s products and services less competitive; risks associated with the adoption of, and demand for, the Security-as-a-Service model in general and by specific industries; security breaches, which could affect our brand; the effect of general economic conditions, including as a result of specific economic risks in different geographies and among different industries; risks related to integrating the employees, customers and technologies of acquired businesses; assumption of unknown liabilities from acquisitions; ability to retain customers of acquired entities; and the other risk factors set forth from time to time in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2013, and the other reports we file with the SEC, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from our investor relations department.  All forward-looking statements herein reflect our opinions only as of the date of this release, and Proofpoint undertakes no obligation, and expressly disclaims any obligation, to update forward-looking statements herein in light of new information or future events.

Non-GAAP Financial Measures

We have provided in this release financial information that has not been prepared in accordance with GAAP. We use these non-GAAP financial measures internally in analyzing our financial results and believe they are useful to investors, as a supplement to GAAP measures, in evaluating our ongoing operational performance. We believe that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing our financial results with other companies in our industry, many of which present similar non-GAAP financial measures to investors.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures below. As previously mentioned, a reconciliation of our non-GAAP financial measures to their most directly comparable GAAP measures has been provided in the financial statement tables included below in this press release.

Non-GAAP gross profit. We define non-GAAP gross profit as GAAP gross profit, less stock-based compensation expense and the amortization of intangibles associated with acquisitions. We consider this non-GAAP financial measure to be a useful metric for management and investors because they exclude the effect of stock-based compensation expense and the amortization of intangibles associated with acquisitions so that our management and investors can compare our recurring core business operating results over multiple periods. There are a number of limitations related to the use of non-GAAP gross profit versus gross profit calculated in accordance with GAAP. Non-GAAP gross profit excludes stock-based compensation expense. Stock-based compensation has been and will continue to be for the foreseeable future a significant recurring expense in our business. Stock-based compensation is an important part of our employees’ compensation and impacts their performance. In addition, the components of the costs that we exclude in our calculation of non-GAAP gross profit may differ from the components that our peer companies exclude when they report their non-GAAP results.  Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP gross profit and evaluating non-GAAP gross profit together with gross profit calculated in accordance with GAAP.

Non-GAAP operating loss. We define non-GAAP operating loss as operating loss less stock-based compensation expense and the amortization of intangibles and non-recurring costs associated with acquisitions and litigation. We consider this non-GAAP financial measure to be a useful metric for management and investors because they exclude the effect of stock-based compensation expense and the amortization of intangibles and non-recurring costs associated with acquisitions so that our management and investors can compare our recurring core business operating results over multiple periods. There are a number of limitations related to the use of non-GAAP operating loss versus operating loss calculated in accordance with GAAP. For example, non-GAAP operating loss excludes stock-based compensation expense. Stock-based compensation has been and will continue to be for the foreseeable future a significant recurring expense in our business. Stock-based compensation is an important part of our employees’ compensation and impacts their performance. In addition, the components of the costs that we exclude in our calculation of non-GAAP operating loss may differ from the components that our peer companies exclude when they report their non-GAAP results of operations. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP operating loss and evaluating non-GAAP operating loss together with operating loss calculated in accordance with GAAP.

Non-GAAP net loss. We define non-GAAP net loss as net loss less stock-based compensation expense and the amortization of intangibles and non-recurring costs associated with acquisitions and litigation, and non-cash interest expense related to the convertible debt discount and non-recurring issuance costs for the convertible debt offering. We consider this non-GAAP financial measure to be a useful metric for management and investors for the same reasons that we use non-GAAP operating loss. However, in order to provide a complete picture of our recurring core business operating results, we also exclude from non-GAAP net loss the tax effects associated with stock-based compensation and the amortization of intangibles and non-recurring costs associated with acquisitions and litigation, and non-cash interest expense related to the convertible debt discount and non-recurring issuance costs for the convertible debt offering. We used a 5 percent effective tax rate to calculate non-GAAP net loss for the third quarter of 2014 and 10 percent for the third quarter of 2013. We believe that a 15-20% effective tax rate range is a reasonable estimate of the near-term normalized tax rate under our current global operating structure. The same limitations described above regarding our use of non-GAAP operating loss also apply to our use of non-GAAP net loss.

Billings. We define billings as revenue recognized plus the change in deferred revenue from the beginning to the end of the period, but excluding additions to deferred revenue from acquisitions. We consider billings to be a useful metric for management and investors because billings drive deferred revenue, which is an important indicator of the health and visibility of our business, and has historically represented a majority of the quarterly revenue that we recognize. There are a number of limitations related to the use of billings versus revenue calculated in accordance with GAAP. Billings include amounts that have not yet been recognized as revenue, but excluding additions to deferred revenue from acquisitions. We may also calculate billings in a manner that is different from other companies that report similar financial measures. Management compensates for these limitations by providing specific information regarding GAAP revenue and evaluating billings together with revenues calculated in accordance with GAAP.

Adjusted EBITDA. We define adjusted EBITDA as net loss, adjusted to exclude: depreciation, amortization of intangibles, interest income (expense), net, provision for income taxes, stock-based compensation, acquisition- and litigation-related expense, other income, and other expense. We believe that the use of adjusted EBITDA is useful to investors and other users of our financial statements in evaluating our operating performance because it provides them with an additional tool to compare business performance across companies and across periods. We use adjusted EBITDA in conjunction with traditional GAAP operating performance measures as part of our overall assessment of our performance, for planning purposes, including the preparation of our annual operating budget, to evaluate the effectiveness of our business strategies and to communicate with our board of directors concerning our financial performance. We do not place undue reliance on adjusted EBITDA as our only measure of operating performance. Adjusted EBITDA should not be considered as a substitute for other measures of financial performance reported in accordance with GAAP. There are limitations to using this non-GAAP financial measure, including that other companies may calculate this measure differently than we do, that it does not reflect our capital expenditures or future requirements for capital expenditures and that it does not reflect changes in, or cash requirements for, our working capital.

Free cash flow. We define free cash flow as net cash provided by operating activities minus capital expenditures. We consider free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business that, after the acquisition of property and equipment, can be used for strategic opportunities, including investing in our business, making strategic acquisitions, and strengthening the balance sheet. Analysis of free cash flow facilitates management’s comparisons of our operating results to competitors’ operating results. A limitation of using free cash flow versus the GAAP measure of net cash provided by operating activities as a means for evaluating our company is that free cash flow does not represent the total increase or decrease in the cash balance from operations for the period because it excludes cash used for capital expenditures during the period. Management compensates for this limitation by providing information about our capital expenditures on the face of the cash flow statement and in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources” section of our quarterly and annual reports filed with the SEC.

Proofpoint, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenue:
Subscription	$48,506	$33,464	$134,757	$92,732
Hardware and services	1,805	1,039	4,656	4,362
Total revenue	50,311	34,503	139,413	97,094
Cost of revenue:(1)(2)
Subscription	14,300	8,937	38,295	25,042
Hardware and services	2,964	1,409	7,941	3,851
Total cost of revenue	17,264	10,346	46,236	28,893
Gross profit	33,047	24,157	93,177	68,201
Operating expense:(1)(2)
Research and development	13,454	8,307	37,700	23,460
Sales and marketing	25,662	17,415	72,660	49,782
General and administrative	7,133	5,758	19,485	13,437
Total operating expense	46,249	31,480	129,845	86,679
Operating loss	(13,202)	(7,323)	(36,668)	(18,478)
Interest (expense) income, net	(2,814)	(11)	(8,385)	(4)
Other income (expense), net	(1,180)	352	(1,372)	(163)
Loss before (provision for) benefit from income taxes	(17,196)	(6,982)	(46,425)	(18,645)
(Provision for) benefit from income taxes	(149)	(207)	(440)	2,998
Net loss	$(17,345)	$(7,189)	$(46,865)	$(15,647)
Net loss per share, basic and diluted	$(0.46)	$(0.20)	$(1.26)	$(0.45)
Weighted average shares outstanding, basic and diluted	37,554	35,436	37,082	34,502

(1) Includes stock-based compensation expense as follows:
Cost of subscription revenue	$715	$203	$1,638	$631
Cost of hardware and services revenue	158	45	431	120
Research and development	2,999	502	7,483	1,566
Sales and marketing	2,658	881	7,163	2,502
General and administrative	1,966	748	5,082	1,783
Total stock-based compensation expense	$8,496	$2,379	$21,797	$6,602

(2) Includes intangible amortization expense as follows:
Cost of subscription revenue	$1,110	$568	$2,913	$1,307
Research and development	23	8	70	24
Sales and marketing	1,105	321	3,302	619
General and administrative	12	12	34	23
Total intangible amortization expense	$2,250	$909	$6,319	$1,973

Proofpoint, Inc.

Condensed Consolidated Balance Sheets

(In thousands, except per share amounts)

(Unaudited)

	September 30,	December 31,
	2014	2013
Assets
Current assets
Cash and cash equivalents	$194,617	$243,786
Short-term investments	38,175	8,015
Accounts receivable, net	32,770	26,221
Inventory	1,298	860
Deferred product costs, current	1,793	1,004
Prepaid expenses and other current assets	10,118	7,963
Total current assets	278,771	287,849
Property and equipment, net	18,369	11,221
Deferred product costs, noncurrent	342	357
Goodwill	81,832	63,764
Intangible assets, net	22,257	22,976
Other noncurrent assets	4,157	4,392
Total assets	$405,728	$390,559
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$8,270	$7,281
Accrued liabilities	23,242	19,260
Notes payable and lease obligations, current	1,110	1,655
Deferred rent, current	366	297
Deferred revenue, current	109,304	89,450
Total current liabilities	142,292	117,943
Convertible senior notes	159,409	152,928
Notes payable and lease obligations, noncurrent	—	695
Deferred rent, noncurrent	1,667	56
Other long term liabilities	7,008	7,244
Deferred revenue, noncurrent	34,080	34,533
Total liabilities	344,456	313,399

Stockholders’ equity
Common stock, $0.0001 par value; 200,000 shares authorized at September 30, 2014 and December 31, 2013; 37,869 and 36,140 shares issued and outstanding at September 30, 2014 and December 31, 2013, respectively	4	4
Additional paid-in capital	318,178	287,165
Accumulated other comprehensive income	(36)	—
Accumulated deficit	(256,874)	(210,009)
Total stockholders’ equity	61,272	77,160
Total liabilities and stockholders’ equity	$405,728	$390,559

Proofpoint, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2014	2013
Cash flows from operating activities
Net loss	$(46,865)	$(15,647)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities
Depreciation and amortization	12,839	6,123
Accretion of discounts on investments	130	490
Provision for allowance for doubtful accounts	91	26
Stock-based compensation	21,797	6,602
Deferred income taxes	4	(2,444)
Change in fair value of contingent earn-outs	5	6
Amortization of debt issuance costs and accretion of debt discount	6,519	—
Changes in assets and liabilities:
Accounts receivable	(6,617)	(2,902)
Inventory	(438)	138
Deferred products costs	(774)	310
Prepaid expenses	(1,257)	(148)
Others	(1,355)	34
Noncurrent assets	(38)	(216)
Accounts payable	(1,227)	897
Accrued liabilities	2,661	(187)
Earn-out payment	(13)	—
Deferred rent	1,680	(257)
Deferred revenue	19,401	14,469
Net cash provided by operating activities	6,543	7,294
Cash flows from investing activities
Proceeds from sales and maturities of short-term investments	8,000	47,386
Purchase of short-term investments	(37,805)	(20,376)
Purchase of property and equipment	(10,395)	(4,502)
Acquisitions of business (net of cash acquired)	(23,495)	(28,509)
Net cash used in investing activities	(63,695)	(6,001)
Cash flows from financing activities
Proceeds from issuance of common stock, net of repurchases	9,901	12,954
Payments of debt issuance costs	(191)	—
Repayments of notes payable and loans	(1,240)	(1,673)
Earn-out payment	(487)	—
Net cash provided by financing activities	7,983	11,281
Net (decrease) increase in cash and cash equivalents	(49,169)	12,574
Cash and cash equivalents
Beginning of period	243,786	39,254
End of period	$194,617	$51,828

Reconciliation of Non-GAAP Measures

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013

GAAP gross profit	$33,047	$24,157	$93,177	$68,201
Plus:
Stock-based compensation expense	873	248	2,069	751
Intangible amortization expense	1,110	568	2,913	1,307
Non-GAAP gross profit	35,030	24,973	98,159	70,259

GAAP operating loss	(13,202)	(7,323)	(36,668)	(18,478)
Plus:
Stock-based compensation expense	8,496	2,379	21,797	6,602
Intangible amortization expense	2,250	909	6,319	1,973
Non-recurring acquisition expense	21	1,587	379	1,788
Non-recurring litigation expense	209	—	661	—
Non-GAAP operating loss	(2,226)	(2,448)	(7,512)	(8,115)

GAAP net loss	(17,345)	(7,189)	(46,865)	(15,647)
Plus:
Stock-based compensation expense	8,496	2,379	21,797	6,602
Intangible amortization expense	2,250	909	6,319	1,973
Non-recurring acquisition expense	21	1,587	379	1,788
Non-recurring litigation expense	209	—	661	—
Interest expense - debt discount and debt issuance costs	2,203	—	6,519	—
Non-recurring income tax benefit	(64)	(13)	(209)	(3,462)
Non-GAAP net loss	(4,230)	(2,327)	(11,399)	(8,746)

Shares used in computing non-GAAP net loss per share, basic and diluted	37,554	35,436	37,082	34,502

Non-GAAP net loss, basic and diluted	$(0.11)	$(0.07)	$(0.31)	$(.25)

Reconciliation of Net Loss to Adjusted EBITDA

(In thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013

Net loss	$(17,345)	$(7,189)	$(46,865)	$(15,647)
Depreciation	2,486	1,513	6,522	4,150
Amortization of intangible assets	2,250	909	6,319	1,973
Interest expense (income), net	2,814	11	8,385	4
Provision for (benefit from) income taxes	149	207	440	(2,998)
EBITDA	$(9,646)	$(4,549)	$(25,199)	$(12,518)

Stock-based compensation expense	$8,496	$2,379	$21,797	$6,602
Acquisition-related expenses	21	1,587	379	1,788
Litigation-related expenses	209	—	661	—
Other income	(29)	(24)	(43)	(28)
Other expense	1,209	(328)	1,415	191
Adjusted EBITDA	$260	$(935)	$(990)	$(3,965)

Reconciliation of Total Revenue to Billings

(In thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013

Total revenue	$50,311	$34,503	$139,413	$97,094

Deferred revenue
Ending	143,384	101,328	143,384	101,328
Beginning	131,563	94,474	123,983	86,859
Net Change	11,821	6,854	19,401	14,469

Billings	$62,132	$41,357	$158,814	$111,563

MEDIA CONTACT:	INVESTOR CONTACT:
ORLANDO DEBRUCE	SETH POTTER
PROOFPOINT, INC.	ICR, INC. FOR PROOFPOINT, INC.
408-338-6870	646-277-1230
ODEBRUCE@PROOFPOINT.COM	SETH.POTTER@ICRINC.COM